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                                                                     EXHIBIT 4.7

                                ESCROW AGREEMENT

         THIS ESCROW AGREEMENT ("Escrow Agreement") made and entered into as of the 6th day of March, 1998, between 3CI Complete Compliance Corporation, a Delaware corporation ("3CI"), and Klein Bank, a Texas banking corporation and a federally insured financial institution in Houston, Harris County, Texas ("Escrow Agent").

                                    RECITALS

         James T. Rash, American Medical Technologies, Inc., Don Smith, Ghere-Smith Interests, Inc. and Patrick Grafton (the "Plaintiffs"), acting individually and on behalf of members of the Settlement Class, and 3CI have entered into a Settlement Agreement dated July 17, 1997 (the "Settlement Agreement"), a copy of which is attached to this Escrow Agreement as Exhibit A, pursuant to which certain claims and causes of action that have been asserted by the Plaintiffs are being compromised in exchange for, among other things, the payment by 3CI to the Settlement Class of (i) an aggregate of 78,014 shares of 3CI's common stock, par value $.01 per share (the "Common Stock"), (ii) non transferrable warrants issued to the Settlement Class evidencing the right to purchase shares of Common Stock on the basis of one warrant for each three shares of Common Stock owned by each member of the Settlement Class as of January 9, 1997 (the "Warrants") and (iii) $425,000.

         This Escrow Agreement is entered into to create an escrow fund to secure 3CI's obligations described in Paragraphs VI.B.1, VI.B.2 and VIII.A.1 of the Settlement Agreement.

         In consideration of the mutual promises and covenants herein set forth, and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged and confessed, the parties agree as follows:

         1. Definitions. For purposes of this Escrow Agreement, all capitalized terms used herein not otherwise defined herein shall have the meanings given to them in the Settlement Agreement.

         2. Deposit of Escrow Funds. 3CI shall deliver to the Escrow Agent (i) 78,014 shares of Common Stock (the "Escrow Shares"), (ii) the Warrants (the "Escrow Warrants") and (iii) $425,000 (the "Escrow Cash" and, collectively with the Escrow Shares and the Escrow Warrants, the "Escrow Funds").

         3. Responsibilities of Escrow Agent. Escrow Agent shall have no responsibility, except for the custody, safekeeping and delivery of the Escrow Funds in accordance with this Escrow Agreement and shall not be required to take any action respecting the Escrow Funds or this Escrow Agreement, other than as set forth herein.

         4.      Investment of Escrow Funds.

         Escrow Agent is hereby directed to invest the Escrow Cash in Klein Bank Trust Money Market Account. Escrow Agent shall not be liable or responsible for any loss resulting from any

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investment of the Escrow Funds in accordance with the terms of this Escrow
Agreement in the absence of fraud, gross negligence or willful misconduct on its part.

         5. Disbursement of Escrow Funds. The Escrow Agent shall disburse the Escrow Funds only in accordance with joint written instructions signed by all of the Plaintiffs and 3CI, with all signatures having been, acknowledged by a notary public. All interest and other income earned on the Escrow Funds at the time of disbursement shall belong to 3CI and be at 3CI's discretion at all times. 3CI shall provide Escrow Agent with any information it may require for tax reporting purposes, including the completion of any forms which may be required by law. On disbursement of all of the Escrow Funds, including interest and other income earned on it, this Escrow Agreement shall terminate.

         6. Liability of Escrow Agent. Escrow Agent will not be liable for any action taken or not taken by it under the terms of this Escrow Agreement in the absence of fraud, gross negligence or willful misconduct on its part.

         Escrow Agent is not expected or required to be familiar with the provisions of the Settlement Agreement or any other writing, understanding or agreement, and shall not be charged with any responsibility or liability in connection with the observance or non-observance of the provisions of such other writing, understanding or agreement, and no implied covenant of any type whatsoever shall be read into this Escrow Agreement. Escrow Agent may rely and act upon any instrument received by it pursuant to this Escrow Agreement which it reasonably believes to be in conformity with the requirements of this Escrow Agreement. Furthermore, Escrow Agent may rely and shall be protected in acting upon any writing that may be submitted to it in connection with its duties hereunder without determining the genuineness, authenticity or due authority of any such writing or the person signing the same and shall have no liability or responsibility with respect to the form, content or validity thereof.

         Escrow Agent shall have no responsibility or liability for any act or omission on its part, notwithstanding any demand or notice to the contrary by 3CI or any other person or entity in the absence of fraud, gross negligence or willful misconduct on its part.

         None of the provisions of this Escrow Agreement shall require Escrow Agent to expend or risk its own funds or otherwise incur financial liability or expense in the performance of any of its duties hereunder.

         Escrow Agent is authorized to comply with and obey all orders, judgments, decrees or writs entered or issued by any court, and if Escrow Agent obeys or complies with any such order, judgment, decree or writ of any court, in whole or in part, it shall not be liable to 3CI or to any other person or entity, by reason of such compliance, notwithstanding that it shall be determined that any such order, judgment, decree or writ be entered without jurisdiction or be invalid for any reason or be subsequently reversed, modified, annulled, satisfied or vacated.

         Escrow Agent shall not be required to institute or defend any action or legal process involving any matter referred to herein that in any manner affects it or its duties or liabilities


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hereunder or take any other action with reference to the Escrow Funds not specifically agreed to herein.

         Should any controversy arise between the Plaintiff and 3CI or between any other person or entity with respect to this Escrow Agreement, or with respect to the ownership of or the right to receive any sums from the Escrow Funds Escrow Agent shall have the right to institute a bill of interpleader in the 269th Judicial District Court, Harris County, Texas to determine the rights of the parties.

         7. Indemnification. 3CI agrees to indemnify and hold Escrow Agent harmless from and against any and all claims, losses, liabilities, costs, damages, fees, charges ad expenses (including reasonable attorneys' fees) which Escrow Agent may incur or sustain by reason of its acting as Escrow Agent under this Agreement, unless same shall result from the fraud, gross negligence or willful misconduct of Escrow Agent. Should a bill of interpleader be instituted, or should Escrow Agent become involved in litigation in any manner whatsoever, connected with or pertaining to this Escrow Agreement or the Escrow Funds, 3CI agrees to pay Escrow Agent, on demand, in addition to any charge made hereunder for acting as Escrow Agent, on demand, reasonable attorneys' fees incurred by Escrow Agent, and any other disbursements, expenses, losses, costs and damages in connection with or resulting from such litigation.

         8. Compensation of Escrow Agent. Escrow Agent shall be entitled to receive compensation for its services hereunder in accordance with its schedule of fees published from time to time and in effect at the time such compensation is payable hereunder. Such fees and cost reimbursements payable to the Escrow Agent (including attorneys' fees) shall be paid by 3CI. If 3CI refuses to pay fees or expenses due to Escrow Agent, Escrow Agent shall nevertheless be entitled to charge such fees and expenses against interest earned on the Escrow Funds after five days' notice to 3CI. Any such charge shall not, however, discharge any liability 3CI may have to Escrow Agent for failure or refusal to pay such fees or expenses. A copy of the current fee schedule is attached hereto as Exhibit B and is incorporated fully herein by this reference. Escrow Agent also shall be entitled to reimbursement by 3CI for any and all costs and expenses incurred in performing its services hereunder, including without limitation, the reasonable fees and expenses of any counsel retained by it in accordance with the terms of this Escrow Agreement. The Escrow Agent shall not be entitled to payment of any fees or reimbursement of all costs and expenses under this Escrow Agreement from the Escrow Funds.

         9. Resignation. Escrow Agent may resign as Escrow Agent at any time by giving 3CI at least ten days' prior written notice of such resignation. If on the effective date of such resignation Escrow Agent has not received written instructions of appointment of a successor escrow agent, Escrow Agent may thereupon deposit all Escrow Funds and documents into the registry of the 269th Judicial District Court, Harris County, Texas. The parties hereto intend that a substitute Escrow Agent will be appointed to fulfill the duties of Escrow Agent hereunder for the remaining term of this Agreement in the event of Escrow Agent's resignation and 3CI will use its best efforts to promptly appoint a substitute escrow agent who shall be bound by the terms and provisions of this Escrow Agreement.


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         10.     Termination and Amendment. This Escrow Agreement shall remain in effect until all Escrow Funds and any escrow documents are disbursed in accordance herewith; provided that any escrow agent who resigns in accordance with the terms hereof shall no longer be bound by this Escrow Agreement but this Escrow Agreement shall remain in effect notwithstanding such resignation, for purposes of determining the rights and duties of 3CI and any such successor escrow agent. No amendment or modification to this Escrow Agreement shall be of any force or effect unless signed by the parties hereto.

         11. No Trusteeship. 3CI agrees that Escrow Agent is acting solely as an escrowee hereunder and not as a trustee and that Escrow Agent has no fiduciary duties, obligations or liabilities under this Agreement.

         12. Confidentiality. Except as required by applicable law, legal process or other legal compulsion, Escrow Agent shall hold all information relating to the transactions contemplated by this Escrow Agreement in strict confidence and under no circumstance shall any of the terms and conditions or the participants involved be disclosed, unless such disclosure is mandated by applicable law.

         13. Notices. All notices, requests, instructions and demands which may be given by any party hereto to any other party shall be given to such parties in writing and shall be delivered either in hand with acknowledgment of receipt or by depositing same in the United States mail, certified or registered mail, return receipt requested, addressed to respective parties as follows:

         (A)     3CI Complete Compliance Corporation
                 910 Pierremont, Suite 312
                 Shreveport, Louisiana 71106
                 Attention: Charles Crochet

                 with a copy to:

                 Porter & Hedges, L.L.P.
                 700 Louisiana
                 Houston, Texas 77002
                 Attention: Samuel N. Allen

         (B)     Escrow Agent:

                 Klein Bank
                 13845 Breck Street
                 Houston, Texas 77066
                 Attention: Dennis Nelson

or to such other address as may from time to time be specified by the respective parties to the other party in writing. If any notice is required by law, ten
(10) days' notice shall be deemed reasonable.


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         14.     Binding Agreement.  This Agreement shall be binding upon and enforceable and shall inure to the benefit of the respective successors, legal representatives, heirs, and assigns of the parties hereto.

         15. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Texas.

         16. Counterparts. This Escrow Agreement may be executed in any number of counterparts, and by facsimile signature, each of which shall be deemed an original instrument and all which together shall constitute one and the same instrument.

                                       3CI COMPLETE COMPLIANCE CORPORATION:

                                       By:   /s/ CURTIS W. CRANE
                                          ------------------------
                                             Curtis W. Crane, Authorized Officer

                                       ESCROW AGENT:

                                       KLEIN BANK

                                       By:   /s/ DENNIS W. NELSON
                                          -------------------------------
                                       Name: Dennis W. Nelson
                                       Its:  Senior Vice President and Senior
                                             Trust Officer




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